SPICER JEFFRIES LLP
Certified Public Accountants
4601 DTC BOULEVARD • SUITE 700
DENVER, COLORADO 80237
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent, in the Post-Effective Amendment No. 360 and Amendment No. 363 to the Registration Statement on Form N-1A of EA Series Trust the use of our report dated May 30, 2023 on the statement of changes in net assets and financial highlights for the period from May 19, 2022 (commencement of operations) through March 31, 2023 of Relative Sentiment Tactical Allocation ETF (“MOOD”), a series of EA Series Trust, and to the reference to our Firm, the Prior Firm, the Trust’s “independent registered public accounting firm”. Such financial statement and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

Denver, Colorado August 23, 2024